Exhibit 10.6.1

February 11, 2005

Ms. Sue F. Roberts

Dear Sue:

This Letter Agreement and any attachments ("Agreement") set forth the total payments and benefits that you will receive if you sign this Agreement and comply with its terms.

1. (a) At the close of business on February 18, 2005, your assignment to your current role will end. From February 21, 2005 through November 20, 2005 ("Salary Continuation Period"), you will receive salary continuation payments at your current base salary rate of $206,000.00, less applicable taxes, withholdings, and deductions. During the Salary Continuation Period you will not be an active employee.

(b) You will receive a lump sum payment of $300,000.00, less applicable taxes, withholdings, and deductions, to be paid within twenty-one days after the Effective Date of this Agreement.

(c) You will receive a lump sum payment of $51,499.99, less applicable taxes, withholdings, and deductions, to be paid within twenty-one days after your Termination Date.

(d) You will receive key executive outplacement services through Lee Hecht Harrison.

(e) Except as provided herein, your termination will be effective on November 20, 2005 ("Termination Date").

(f) Except as expressly provided in this Agreement, the Company shall have no obligation to provide any additional compensation, benefits, or stock awards to you. You acknowledge and agree that the "SLC Retention Plan" for you dated April 30, 2003 was discontinued in its entirety effective January 21, 2005.

2. (a) You may participate in the benefit plans for which you are eligible through your Termination Date pursuant to the terms of the applicable plans. Any changes to those benefit plans will apply to you. Please note that during the Salary Continuation Period and thereafter, you will not be eligible to participate in Citigroup's 401(k), Short-Term Disability or Long-Term Disability plans. In addition, during the Salary Continuation Period and thereafter, you will not accrue pension benefit credits.

(b) Any award, grant, or purchase, made to or by you pursuant to any Citigroup Capital Accumulation Program ("CAP"), or any other stock, deferred compensation, or employee investment or limited partnership plan shall be treated pursuant to the terms of the applicable programs, plans, prospectuses, and administrative practices, and any changes thereto. Please consult the relevant prospectus or plan documents for the controlling terms. If applicable, you must continue to comply with the Citigroup Inc. Personal Trading Policy through the Effective Date of this Agreement.

(c) You will receive payment for any unused vacation days that you earned prior to February 21, 2005, less applicable taxes and withholdings. Notwithstanding anything herein to the contrary, you will receive this payment regardless of whether you sign this Agreement. You will not accrue any vacation during the Salary Continuation Period.

(d) Following your Termination Date, you will receive from the COBRA administrator information as to COBRA elections for certain other benefits (i.e., medical and dental) that you may wish to continue. Notwithstanding anything herein to the contrary, you will receive this information regardless of whether you sign this Agreement.

(e) No later than the close of business on February 18, 2005, your title and signing authority will be rescinded, and you will no longer serve as an officer, director, or member of any internal or any outside directorships, memberships, or other affiliations in which you participate as a representative of the Company.

3. (a) In exchange for the payments and benefits set forth above, you, on behalf of yourself, your agents, representatives, assignees, attorneys, heirs, executors, and administrators (collectively referred to as "Releasors"), release The Student Loan Corporation, and its predecessors, successors and assigns, its current and former direct and indirect parents, affiliates, subsidiaries, divisions, and related business entities (individually and collectively, "Company"), and its and their current and former officers, directors, shareholders, employees, agents, and representatives (individually and collectively, "Releasees") from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, allowances, bonus, stock, stock options, costs, expenses, attorneys' fees, and remedies of any type (individually and collectively, "Claims") that Releasors may have by reason of any matter, cause, act, or omission, including without limitation, those arising out of or in connection with your employment with or separation from the Company. This release applies to Claims that Releasors know about and those Releasors may not know about occurring at any time on or before the Effective Date of this Agreement.

(b) This includes but is not limited to a release of all rights and Claims against the Releasees under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, and the Connecticut Human Rights and Opportunities Law, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination of employment, retaliation, equal opportunity, or wage and hour. You specifically understand that you are releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories.

(c) This also includes but is not limited to a release of any Claims against the Releasees for breach of contract, any tortious act or other civil wrong, attorneys' fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any awards, grants or purchases under any stock, deferred compensation, employee investment or limited partnership plan or program, including but not limited to CAP, and separation pay under the Citigroup Separation Pay Plan for United States Consumer Group Employees and any other separation pay plan maintained by Citigroup Inc. or any of its affiliates or subsidiaries.

(d) In addition, you are waiving your right to pursue any disputes arising before the Effective Date of this Agreement against the Company and Releasees under any applicable dispute resolution procedure including any arbitration policy, except in the circumstances where the release of any Claims under Paragraph 3 of this Agreement is deemed invalid or unenforceable for any reason and as provided below.

(e) You acknowledge that this release is intended to include, without limitation, all Claims known or unknown that Releasors have or may have against the Company and Releasees through the Effective Date of this Agreement, including but not limited to those which arise out of or relate to your employment with or separation from the Company. Notwithstanding anything herein, Releasors expressly reserve and do not release: your rights under any applicable pension plan regarding vested benefits; Claims arising after the Effective Date of this Agreement; or Releasors' right to bring a claim to enforce this Agreement. In addition, nothing in this Agreement affects your eligibility for indemnification under the applicable By-laws (and any amendments thereto) or applicable law.

4. In consideration of the covenants and undertakings set forth herein, the Company hereby releases you from liability for any and all acts or omissions whether known or unknown occurring prior to the Effective Date of this Agreement including, but not limited to, those occurring during or in connection with your employment with or separation from the Company. This release shall not apply to any breach of this Agreement or any claims against you by the Company for any malfeasance or illegality and/or for any debt or credit card obligations including, but not limited to, any insurance, loan, mortgage, or credit card debt owed by you to the Company, and/or for indemnity or penalty arising from an action or proceeding by any government, regulatory, or self-regulatory agency.

5. (a) You represent that, you have not filed, directly or indirectly, nor caused to be filed, any Claims released herein against the Company or Releasees in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or the Company dispute resolution procedure.

(b) In the event that you have filed, directly or indirectly, Claims against the Company or Releasees in any forum, you agree to notify Allegra B. DiGia, Esq., Citigroup Inc., One Court Square, 9th Floor, Long Island City, New York 11120, and to withdraw with prejudice any such Claims before signing this Agreement. You acknowledge and agree that you are not eligible to receive the payments and benefits set forth in this Agreement (other than those set forth in Paragraphs 2(c) and (d)) prior to such withdrawal.

6. This Agreement does not constitute an admission of any liability or wrongdoing by the Company or Releasees.

7. You agree to return on or before February 25, 2005 all Company property in your possession or control. You further agree that all proprietary or confidential information or trade secrets concerning the Company or its businesses, products, services, or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, trading, investment, fund management and sales activities and procedures, promotion and pricing techniques, cost, credit and financial data, and customer, client, vendor, and employee information ("Proprietary Information") is the exclusive property of the Company. You agree that you have an ongoing obligation not to disclose or use, either directly or indirectly, any such information for any reason unless required by a statute, by a court of law, by any government, regulatory, or self-regulatory agency having supervisory authority over the business of the Company with jurisdiction to order you to divulge, disclose or make accessible such information. Except as to an inquiry by any government, regulatory, or self-regulatory agency, prior to disclosure, you shall give notice to Allegra B. DiGia, Esq., at the address above, of any such request or demand for Proprietary Information promptly upon your receipt of same.

8. (a) You agree to keep the existence, terms, and negotiations leading to this Agreement strictly confidential and not to disclose them in any manner whatsoever, whether orally or in writing, whether directly or indirectly, to any person or entity except for disclosure to your attorney, accountant and immediate family members. In the event that your attorney, accountant or immediate family members engage in conduct that would breach this Paragraph, such conduct shall constitute a breach of this Paragraph just as if you had engaged in such conduct.

(b) Notwithstanding anything to the contrary in this Agreement, you may disclose the terms of this Agreement if necessary in any action to enforce this Agreement. Except with regard to an inquiry by any government, regulatory, or self-regulatory agency, you will give notice of any attempt to compel disclosure of the terms of this Agreement to Allegra B. DiGia, Esq., at the address above, at least five days before compliance is required, or as soon as practical under the circumstances.

(c) Notwithstanding anything to the contrary in this Agreement, your obligation to maintain confidentiality under this Paragraph 8 does not apply to the tax structure or tax treatment of the transactions described in this Agreement, and you (or your attorney, accountant or spouse) may disclose, within the limitations of any law, the tax structure and tax treatment of these transactions and documents related to them (including opinions or other tax analysis).

(d) You and the Company acknowledge that information contained in this Agreement may be filed with certain regulatory agencies and is, therefore, available to the public.

9. You agree not to disparage or denigrate the Company or Releasees orally or in writing.

10. Nothing contained in this Agreement is intended to prohibit or restrict you from providing truthful information concerning your employment or the Company's business activities to any government, regulatory, or self-regulatory agency.

11. You agree to cooperate with the Company and its attorneys concerning any past, present or future legal matters that relate to or arise out of your employment with the Company. You will be reimbursed for all reasonable out of pocket expenses you incur in this regard and the Company will make best efforts to schedule any proceedings at mutually agreeable times. You acknowledge that you have advised the Company of all facts that you are aware of that constitute or might constitute violations of the Company's ethical standards or legal obligations, and you agree that you will advise the Company in the future of all such facts that come to your attention.

12. You agree that if the Company discovers that you have engaged in any conduct the Company deems to be misconduct or in violation of its policies, the Company may immediately terminate your employment (Termination Date), cease any and all payments and benefits provided for in this Agreement, and may seek other available remedies, whether at law or in equity. The Company will make reasonable efforts to provide you with notification of its intent to invoke this Paragraph and the reason therefore five days prior to ceasing any payments and benefits provided for in this Agreement.

13. (a) If you accept a job with the Company, the Company's obligation to provide payments and benefits under this Agreement shall cease on the date such employment actually begins.

(b) You are not permitted to provide services to the Company as an independent contractor or in any other capacity during the period of time you are receiving salary continuation payments.

(c) You agree to direct all requests for reference information by prospective employers to The Work Number for Everyone at 1-800-996-7566. Only basic employment information, such as position/title, date of hire, length of service and job status will be provided.

(d) You and the Company acknowledge that information contained in this Agreement may be filed with certain regulatory agencies and is, therefore, available to the public.

14. (a) Except with respect to Paragraph 3 above, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of any other provision of this Agreement.

(b) If the release of any Claims under Paragraph 3 of this Agreement is deemed invalid or unenforceable for any reason, you and the Company agree to submit such Claims to arbitration pursuant to the applicable Company arbitration policy/agreement, or in the event that there is no policy/agreement applicable, you agree to submit such Claims to binding arbitration before a single arbitrator to be held in the venue closest to your current work location, in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The decision of the arbitrator will be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party will bear its own attorneys' fees and expenses in arbitration except, and only to the extent required by applicable statute, as may be awarded in arbitration. Nothing contained herein shall limit the Company's right to obtain injunctive relief in a court of law in aid of arbitration.

(c) You and the Company agree that any and all disputes arising out of or relating in any way to the validity, interpretation or enforcement of this Agreement, other than injunctive relief, shall be resolved through binding arbitration in accordance with the provisions set forth in Paragraph 14(b) above.

15. This Agreement shall be governed by the laws of the State of Connecticut (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance, and remedies.

16. Through your Termination Date, you agree not to solicit to hire or induce to hire, or cause to solicit to hire or induce to hire either directly or through a third party any employee of the Company (both employees of the Company that are current during the period covered by this Paragraph as well as employees who have been separated from the Company for less than one month prior to the Effective Date of this Agreement) to terminate his/her employment with the Company and become employed elsewhere.

17. For six months following the Effective Date of this Agreement, you agree that you will not directly or indirectly solicit or induce any customer of the Company with whom you had substantial contact during your employment to terminate its relationship with the Company.

18. You acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 5, 7, 8(a), 9, 16, and 17 of this Agreement would be inadequate. In recognition of this fact, you agree that in the event of a breach or threatened breach of those provisions, in addition to any remedies at law or under the terms of the applicable benefit or equity plans, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

19. This Agreement, the applicable benefit plans, deferred compensation plans and stock plans and prospectuses, set forth the entire agreement and understanding relating to your employment relationship with and separation from the Company, and supersedes all prior agreements between you and the Company regarding the matters contained herein, and any discussions, negotiations, and agreements concerning your employment and separation thereof other than your Intellectual Property and Confidential Information Agreement (or like agreement), any prior or contemporaneous confidentiality, trade secret, non-competition, non-solicitation, or arbitration agreement. No amendment or modification to this Agreement shall be valid unless made in writing and signed by you and a duly authorized representative of the Company.

20. You acknowledge and agree that this Agreement includes payments and/or benefits in excess of what you might otherwise be eligible to receive under the terms of any contract or under any of the Company's policies, benefit plans or your offer letter, dated October 27, 1998, or any other correspondence regarding the terms and conditions of your employment, including but not limited to the "SLC Retention Plan" for you, dated April 30, 2003.

21. You acknowledge that: (a) you have read and understand each of the provisions of this Agreement; (b) you are hereby advised to and have in fact consulted with an attorney prior to executing this Agreement; (c) you have had at least twenty-one days from your receipt of this Agreement to review it and to consider your decision to sign it, although you may return it to the undersigned prior to that time if you desire; (d) you are entering into this Agreement of your own free will; and (e) this Agreement is not intended to be a waiver of claims arising after the Effective Date of this Agreement.

22. Once you sign this Agreement, you have seven days to revoke it. You may do so by delivering to the undersigned written notice of your revocation within the seven-day revocation period. This Agreement will become effective on the eighth day after you sign it ("Effective Date"), provided that you have not revoked it during the seven-day revocation period.

The Student Loan Corporation

By: /s/ Michael J. Reardon Michael J. Reardon Chief Executive Officer	Date February 18, 2005

BY SIGNING THIS AGREEMENT YOU GIVE UP AND WAIVE LEGAL RIGHTS.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ Sue F. Roberts Sue F. Roberts	February 18, 2005 Date